Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 16, 2004 relating to the financial statements and financial statement schedules of United National Group, Ltd. and its subsidiaries for the period September 6, 2003 through December 31, 2003 and our report dated February 16, 2004 relating to the financial statements of Wind River Investment Corporation and its subsidiaries for the period January 1, 2003 through September 5, 2003 and for each of the two years in the period ended December 31, 2002 which appear in United National Group, Ltd.’s 2003 Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
April 30, 2004

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